EXHIBIT 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2011 FIRST QUARTER NET INCOME INCREASES 21%

Monett, MO. November 2, 2010- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced first quarter fiscal 2011 results with a 21% increase in net income and an increase of 30% in gross profit over the first quarter of fiscal 2010. Revenue increased 29% and cost of sales increased 28% compared to last year.

For the quarter ended September 30, 2010, the company generated total revenue of $234.8 million, compared to $182.3 million in the same quarter a year ago. Gross profit increased to $97.0 million compared to $74.4 million in the first quarter of fiscal 2010. Net income totaled $31.8 million, or $0.37 per diluted share, compared to $26.3 million, or $0.31 per diluted share in the same quarter a year ago.

According to Jack Prim, CEO, “We are pleased with the results in the quarter with solid total and organic revenue growth, which resulted in record revenue, operating and net income for the quarter. We also continue to see increases in recurring revenue, which was at 81% for the quarter and another company record.  This was accomplished in spite of the fact that the economic environment for our Customers remains essentially unchanged.  We expect to see gradual improvement in financial institution spending as the economy continues to slowly improve.”

Operating Results

“Our support and services revenue continues to generate the required growth to offset the continued lack of discretionary spending on license fees and hardware sales, by growing 35% in total and 11% organically in the quarter compared to the prior year,” stated Tony Wormington, president.  “The biggest driver within this line is our EFT revenue which grew $34.6 million or 87% compared to the prior year, and represented 32% of total revenue for the quarter. Obviously all three of the acquisitions we did last year contributed to this growth, however we experienced organic growth in EFT revenue of 11% in the quarter compared to last year. These acquisitions are all contributing nicely to our revenue and earnings.”

License revenue decreased 17% to $9.5 million, or 4% of first quarter total revenue, compared to $11.4 million, or 6% of first quarter total revenue a year ago. There was growth in all components of support and service revenue in the first quarter of fiscal 2011 resulting in a 35% increase in support and service revenue, which expanded to $210.6 million in the first quarter of fiscal 2011 from $155.9 million for the same period a year ago. Support and service revenue grew to 90% of fiscal 2011 first quarter revenue from 86% of revenue last year. Hardware sales in the first quarter of fiscal 2011 decreased 2% to $14.8 million or 6% of first quarter total revenue, from $15.0 million, or 8% of total revenue for the first quarter of fiscal 2010.

Cost of sales for the first quarter increased 28%, from $107.9 million for the three months ended September 30, 2009 to $137.8 million for the same period in the current fiscal year. Gross profit in the current year first quarter increased 30% to $97.0 million compared to $74.4 million last year. Gross margin was 41% for both periods.

Gross margin on license revenue for the first quarter of fiscal 2011 was 88% compared to 90% a year ago for the same period. The decrease is primarily due to an increase in the amount of third party software delivered during the quarter. Support and service gross margin increased to 40% for the first quarter of fiscal 2011 compared to 39% a year ago for the same period. Hardware gross margin was 27% for the first quarter of both fiscal years.

Operating expenses increased 36% to $44.3 million for the first quarter of fiscal 2011 compared to $32.5 million for the same quarter a year ago primarily due to increased employee-related expenses significantly impacted by the fiscal 2010 acquisitions. Selling and marketing expenses increased 35% in the first quarter to $16.4 million from $12.1 million in the prior year’s quarter. Selling and marketing expenses were 7% of revenue for both periods. Research and development expenses increased 52% to $15.4 million for the first quarter of fiscal 2011, from $10.1 million for the same quarter of fiscal 2010. Research and development expenses increased to 7% of revenue from 6% of revenue in the prior year’s quarter. General and administrative costs increased 23% to $12.5 million in the first quarter of fiscal year 2011, from $10.2 million for the same quarter a year ago. General and administrative costs decreased to 5% of revenue for the first quarter of fiscal year 2011, from 6% of revenue a year ago.

Operating income increased 26% to $52.8 million, or 22% of revenue for the first quarter of fiscal 2011, compared to $41.9 million, or 23% of revenue, a year ago. Provision for income taxes decreased to 36% of income from continuing operations from 37% during last year’s first quarter. The decrease in the effective rate is due primarily to additional tax benefits received from the Domestic Production Activities Deduction (IRC Section 199). First quarter net income totaled $31.8 million, or $0.37 per diluted share, compared to $26.3 million, or $0.31 per diluted share, in the first quarter of fiscal 2010.

According to Kevin Williams, CFO, “The net results for the quarter were pretty much in line with our expectations with the only exceptions being license fees were less than anticipated; and our implementation revenues which were significantly higher than projected due in large part to the continued convert/merger activity of our customers acquiring other financial institutions. Our gross and operating margins were both very solid for the quarter as our managers and associates continue to do an outstanding job of controlling our overall costs.”

For the first quarter of 2011, the bank systems and services segment revenue increased to $181.9 million, with a gross margin of 42%, from $150.4 million in revenue with a gross margin of 41% in the first quarter in fiscal 2010. For the first quarter of 2011, the credit union systems and services segment revenue increased 66% to $52.9 million, with a gross margin of 38%, from $31.9 million in revenue with a gross margin of 39% in the first quarter in fiscal year 2010.

Condensed, Consolidated Balance Sheet, Cash Flow, and Backlog Review

Cash and cash equivalents decreased to $46.8 million from $108.0 million at September 30, 2009. The cash balances decreased from the July 1 beginning balances in the current year’s first quarter primarily due to the repayment of approximately $130.0 million in borrowings.

Deferred revenue increased 19% to $235.3 million at September 30, 2010 compared to a year ago. Stockholders’ equity increased 18% to $777.2 million at September 30, 2010, from $656.8 million at September 30, 2009.

Cash provided by operations totaled $75.4 million in the current quarter compared to $65.7 million during last year’s quarter. The following table summarizes net cash (in thousands) from operating activities:

	Three months ended September 30,
	2010	2009

Net income	$ 31,771	$ 26,274
Non-cash expenses	23,655	16,852
Change in receivables	74,951	70,878
Change in deferred revenue	(40,279)	(47,053)
Change in other assets and liabilities	(14,735)	(1,294)

Net cash provided by operating activities	$ 75,363	$ 65,657

Net cash used in investing activities in the current quarter was $16.2 million and primarily included cash outflows for capital expenditures totaling $10.0 million. Another major use of cash was $6.2 million for the development of software. In the first quarter in fiscal 2010, net cash used in investing activities was $17.3 million and primarily included cash outflows for the development of software totaling $5.3 million. Other major uses of cash included $12.0 million of capital expenditures for facilities and equipment.

Net cash used in financing activities in the current quarter was $138.0 million and included net repayment of borrowings of $131.9 million and payment of dividends of $8.1 million. Cash used was partially offset by net proceeds of $2.0 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock. In the first quarter of fiscal 2010, cash used in financing activities was $58.5 million and included net repayment of short-term borrowings of $60.5 million and payment of dividends of $7.1 million. Cash used was partially offset by net proceeds of $9.1 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock.

Backlog, which is a measure of future business and revenue, increased 12% compared to year-ago levels to $327.3 million ($73.1 million in-house and $254.2 million outsourcing) at September 30, 2010. Backlog at September 30, 2009, was $291.2 million ($61.8 million in-house and $229.4 million outsourcing) and at June 30, 2010, it was $328.8 million ($78.2 million in-house and $250.6 million outsourcing).

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 11,200 customers nationwide. For additional information on Jack Henry, visit the company’s web site at www.jackhenry.com. The company will hold a conference call on November 3th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)
	Three Months Ended		%
	September 30,		Change
	2010	2009

REVENUE
License	$ 9,459	$ 11,402	-17%
Support and service	210,610	155,926	35%
Hardware	14,753	15,003	-2%
Total	234,822	182,331	29%

COST OF SALES
Cost of license	1,178	1,120	5%
Cost of support and service	125,806	95,810	31%
Cost of hardware	10,805	11,010	-2%
Total	137,789	107,940	28%

GROSS PROFIT	97,033	74,391	30%
Gross Profit Margin	41%	41%

OPERATING EXPENSES
Selling and marketing	16,362	12,125	35%
Research and development	15,390	10,148	52%
General and administrative	12,506	10,181	23%
Total	44,258	32,454	36%

OPERATING INCOME	52,775	41,937	26%

INTEREST INCOME (EXPENSE)
Interest income	17	41	-59%
Interest expense	(2,892)	(90)	3113%
Total	(2,875)	(49)	5767%

INCOME BEFORE INCOME TAXES	49,900	41,888	19%

PROVISION FOR INCOME TAXES	18,129	15,614	16%

NET INCOME	$ 31,771	$ 26,274	21%

Diluted net income per share	$ 0.37	$ 0.31
Diluted weighted avg shares outstanding	86,147	84,823

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	Sept 30,		% Change
	2010	2009

Cash, cash equivalents and investments	$ 47,766	$ 109,018	-56%
Trade receivables	133,499	124,633	7%
TOTAL ASSETS	1,415,505	979,659	44%

Accounts payable and accrued expenses	$ 59,748	$ 48,214	24%
Deferred revenue	235,338	198,485	19%
STOCKHOLDERS' EQUITY	777,164	656,754	18%